EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of April 14, 2022 (the “Effective Date”), by and between Dr. Andrew Salzman (the “Employee”) and Innovation1 Biotech Inc., a Nevada corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to employ the Employee on the terms and conditions set forth herein; and the Employee desires to be employed by the Company on such terms and conditions; and

WHEREAS, the Parties desire to enter into this Agreement as of the Effective Date, setting forth the terms and conditions of the employment relationship of the Employee whom desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Parties agree as follows:

1. Term. The Employee’s employment hereunder shall be effective as of the date of the Effective Date and shall continue until the first (1st) anniversary thereof (the “Initial Term”), unless terminated earlier pursuant to Section 5 of this Agreement. The period during which the Employee is employed by the Company hereunder, as extended or earlier terminated, is hereinafter referred to as the “Employment Term”.

2. Position and Duties; Collateral Agreements.

2.1 Position. During the Employment Term, the Employee shall serve as the Chief Science Officer, reporting to the Company’s Chief Executive Officer (“CEO”). In such position, the Employee shall have such duties and responsibility as shall be determined by the CEO, which duties and responsibility shall be consistent with the Employee’s position.

2.2 Duties. During the Employment Term, the Employee shall devote substantial time from his business time and attention to the performance of the Employee’s duties hereunder and will not engage in or render services for any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly. Other than with respect to (i) any positions, employment or directorships held by Employee, or other projects under which Employee is contracted, as of the date of this Agreement (which the Employee hereby represents and warrants are not competitive with the Company or within the Target Areas) and (ii) any governmental assignments, engagements or projects, any activity outside of Employee’s employment with the Company will require prior written consent of the CEO who will not deny Employee’s reasonable requests that do not compete with the Company and are not within the Target Areas.

2.3 Collateral Agreements. As a condition to the effectiveness of this Agreement, the Employee agrees to a policy of Non-Competition with the Company, agreeing to refrain from the development of pharmaceutical agents used to prevent and/or treat epilepsy, addiction, post-traumatic stress disorder/depression, hypertrophic burn wound scarring, uveitis, fibromyalgia and chronic fatigue syndrome (the “Target Areas”). Employee also agrees to Non-Solicitation with the Company and its employees, as well as to adhere to all aspects of Confidentiality and Proprietary Rights of the Company with regard to trade secrets, corporate activities, and any and all elements where confidentiality or proprietary rights would apply or be expected.

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3. Place of Performance. The Employee acknowledges that while working remotely, he may be required to travel on Company business during the Employment Term as requested by Company.

4. Compensation. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Employment Term as compensation for all services rendered:

4.1 Base Salary. The Company shall pay the Employee an annual base salary of $120,000 in periodic installments (no less frequently than monthly) and otherwise in accordance with the Company’s customary payroll practices as in effect from time to time. The Employee’s base salary shall be reviewed at least annually by the Company, but the Employee shall not be entitled to any increase in the base salary during the Employment Term. The Employee’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. The Base Salary is separate from and independent of any consulting fees received by Employee as part of the Salzman Group or its affiliates.

4.2 Annual Performance Bonus. Following each complete calendar year during the Employment Term, the Employee shall have the opportunity to earn an annual performance bonus (the “Variable Bonus”) not to exceed 50% of the Base Salary in effect at the beginning of such calendar year. The Variable Bonus shall be determined by the CEO, with reasonable discretion, and shall be based: (i) 50% on the attainment of goals relating to performance of the Employee that the CEO sets for the Employee to achieve for each calendar year during the Employment Term and (ii) 50% on the performance of the Company in attaining its overall goals (also to be shared with the Employee on an annual basis). These sets of goals will be broken into two distinct six-month periods. After the Initial first year-term, the Variable Bonus shall be determined in accordance with the Employee bonus plan for the Employee as adopted by the Company from time to time. The Employee acknowledges and agrees that there is no guaranty by the Company or any affiliate of payment of any amount of Variable Bonus for any Employment Year or portion thereof. Further, Employee acknowledges and agrees that the Variable Bonus will be evaluated and paid after a six-month period for any Employment Year. The total of the two bonus periods cannot exceed 50% of the employee Base Salary in total. If the Employee shall have been terminated without “Cause”, the Employee shall be entitled to receive such Variable Bonus. If management does not provide in writing the first six-month milestones within 6o days of this agreement being executed, the first six-month performance bonus would change to an automatic bonus of 50% of base salary for that six-month period.

4.2 Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. The Employee shall be entitled to the same Employee Benefit Plans as other similarly situated Employees with the Company. Employee will be eligible to participate in the stock ownership plan once it is in place. The Board and CEO will determine an appropriate option award which will vest equally over 5 years for the Employee.

4.3 Vacation; Paid Time-off. During the Employment Term, the Employee shall be entitled to paid vacation in accordance with the Company’s vacation policies, as in effect from time to time, as set forth in the Company’s employee handbook which will be furnished to Employee within 45 days of the execution of this Agreement. Initially, Employee is entitled to 10 days of paid vacation which is to be increased by three days for each additional full year of service with the Company. Vacation cannot in any case exceed 25 days per calendar year or interfere with the Employees’ duties and responsibilities at the company. Unused vacation days cannot accrue and be added to the maximum amount of 25 days if Employee is already at 25 days of unused vacation.

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4.4 Expense Reimbursement. During the Employment Term, the Employee may be entitled to receive reimbursement by the Company for reasonable, out-of-pocket expenses incurred by him in performing services under this Agreement if expenses were presented in writing and APPROVED by the CEO in writing PRIOR to being incurred. Employee will be reimbursed upon the submission by Employee of such accounts and records as may be required under Company policy then in effect.

5. Termination of Employment. The Employment Term and the Employee’s employment hereunder may be terminated by either the Company or the Employee at any time and for any reason. Upon termination of the Employee’s employment during the Employment Term, Employee shall be entitled to the compensation and benefits described in Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates other than as set forth herein.

5.1 Expiration of the Term, Upon Death, Disability, for Cause or Without Good Reason.

(a) The Employee’s employment hereunder shall terminate upon expiration of the Employment Term, upon the death or Disability (as defined below) of the Employee, by the Company for Cause (as defined below) or by the Employee without Good Reason (as defined below). If the Employee’s employment is terminated upon expiration of the Employment Term, upon the death or Disability of the Employee, by the Company for Cause or by the Employee without Good Reason, the Employee shall be entitled to receive:

(i) any unpaid Base Salary shall be paid in accordance with the Company’s customary payroll procedures and any accrued but unused vacation shall be paid within one (1) week following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;

(ii) any unpaid but earned Variable Bonus with respect to any completed or partial Employment Year immediately preceding the Termination Date shall be paid on the otherwise applicable quarterly payment date; provided that, if the Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason, then any such earned but unpaid Variable Bonus shall be forfeited,

(iii) reimbursement for unreimbursed business expenses properly incurred by the Employee and that were submitted in writing and received written PRIOR approval from the CEO, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv) such employee benefits to which the Employee may be entitled under the Employee Benefit Plans as of the Termination Date; provided that in no event shall the Employee be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

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(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Employee’s continued willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness) in the good faith judgment of the Company;

(ii) the Employee’s failure to comply with any valid and legal directive of the Board or the CEO of the Company;

(iii) the Employee’s engagement in dishonesty, falsifying documents of any type, illegal conduct or misconduct, or behavior which could result in reputational or financial harm to the Company or its affiliates;

(iv) the Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Employee’s employment with the Company;

(v) the Employee’s indictment for a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Employee’s material violation of a material policy of the Company (employee handbook is to be distributed and signed with 45 days of execution of this Agreement by BOTH Parties);

(vii) the Employee’s material breach of any material obligation under this Agreement, or any other written agreement between the Employee and the Company; or

(viii) any material failure by the Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Employment Term.

(c) For the purposes of this Agreement, “Disability” shall have the meaning set forth in the policy or policies of the long-term disability insurance, if any, that the Company maintains for the benefit of itself and/or its employees. If there is no such policy, or if there is no definition of “Disability” applicable under such policy, then Disability shall mean a mental or physical impairment of the Employee that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Employee to be unable to perform his material duties for the Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s Chief Human Resources Officer (or other person performing that function) or the Board, each of whose determination shall be conclusive and binding.

(d) For purposes of this Agreement, “Good Reason” shall mean any material breach by the Company of any material provision of this during the Employment Term without the Employee’s written consent.

The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 14 days of the initial existence of such grounds and the Company has had 14 days from the date on which such notice is provided to cure such circumstances.

Notwithstanding the foregoing, in the event that a Change in Control (as defined below) occurs during the Employment Term, the Employee may terminate his employment for any reason during the 120day period following the Change in Control and such termination shall be deemed to be for Good Reason.

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5.2 Without Cause or for Good Reason. The Employment Term and the Employee’s employment hereunder may be terminated by the Employee for Good Reason or by the Company without Cause. In the event of such termination, the Employee shall be entitled to receive the following: (i) the remaining unpaid Base Salary during the remaining portion of the then-current Employment Term; (ii) any portion of performance bonus deemed to have been earned by the Company, its affiliates, and their respective officers and directors which will be provided to Employee upon termination and by reference (the “Release”), and such Release becoming effective within fifteen (15) days following the Termination Date (such fifteen (15) day period, the “Release Execution Period”). The amounts payable to the Employee pursuant to this Section 5.2: (i) shall commence, in the case of the unpaid Base Salary amount, on the first payroll date after the end of the Release Execution Period; and (ii) shall be paid, in the case of the unpaid but earned performance Bonus amount on the later of (x) the first payroll date after the end of the Release Execution Period or (y) the otherwise applicable payment date for such unpaid Variable Bonus.

5.3 Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Employee’s employment hereunder is terminated by the Employee for Good Reason or by the Company without Cause (other than on account of the Employee’s death or Disability), in each case within the Employment Term following a Change in Control, the Employee shall be entitled to receive the following: (i) the remaining unpaid Base Salary during the remaining portion of the then-current Employment Term or six months base salary; whichever is greater; (ii) the remaining earned but unpaid Variable Bonus during the remaining portion of the then-current Employment Term; all subject to the Employee’s material compliance with Section 6 and the Collateral Agreements described in Section 2, and his execution of the Release which becomes effective during the Release Execution Period. The amounts payable to the Employee pursuant to this Section 5.3(a): (i) shall commence, in the case of the unpaid Base Salary amount, on the first payroll date after the end of the Release Execution Period; and (ii) shall be paid, in the case of the Performance Bonus amount on the later of (x) the first payroll date after the end of the Release Execution Period or (y) the otherwise applicable payment date for such unpaid Performance Bonus amount.

(b) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date: (a) the sale of all or substantially all the assets of Parent or of the Company; (b) any merger, consolidation or acquisition of Parent with, by or into another corporation, entity or person; or (c) any change in the ownership of more than fifty percent (50%) of the voting capital stock of Parent or of the Company in one or more related transactions; provided that a “Change in Control” shall not apply if this occurred as the result of a public or private offering(s) of Parent or the restructuring of Parent for tax or similar corporate purposes if no other events involving a Change in Control shall occur. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

5.4 Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee during the Employment Term (other than termination pursuant to Section 5.1(a) on account of the Employee’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 15. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination if Company desires to; and (c) the applicable Termination Date.

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5.5 Termination Date. The Employee’s Termination Date shall be:

(a) If the Employee’s employment hereunder terminates on account of expiration of the Employment Term, the last day of the Employment Term;

(b) If the Employee’s employment hereunder is terminated on account of the Employee’s death or Disability, the date of death or the date that the Employee shall have received a notice of Disability which shall not have been contested in good faith;

(c) If the Company terminates the Employee’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Employee;

(d) If the Company terminates the Employee’s employment hereunder without Cause, the date specified in the Notice of Termination, and for all purposes of this Agreement, the Employee’s Termination Date shall be the date on which such Notice of Termination is delivered; or

(e) If the Employee terminates his employment hereunder with or without Good Reason, the date specified in the Employee’s Notice of Termination, which shall be no less than thirty (30) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Employee and for all purposes of this Agreement, the Employee’s Termination Date shall be the date determined by the Company.

5.6 Resignation from All Other Positions. Upon termination of the Employee’s employment hereunder for any reason, the Employee shall be deemed to have resigned from all positions that the Employee holds at the Company or any of its affiliates.

5.7 Return of Property. All equipment, vehicle, mobile devices, computers, tablets, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company used or produced by Employee in connection with Employee’s employment, or in Employee’s possession or under Employee’s control, shall at all times remain the property of the Company. Employee shall return all property of the Company in Employee’s possession or control in good condition forthwith upon any request by the Company or upon any termination of this Agreement and of the Employee's employment (regardless of the reason for such termination).

6. Cooperation. The Parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee’s cooperation in the future. Accordingly, following the termination of the Employee’s employment for any reason, to the extent reasonably requested by the Board, the Employee shall cooperate with the Company in connection with matters arising out of the Employee’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption to the Employee’s other activities. The Company shall reimburse the Employee for reasonable expenses incurred in connection with such cooperation and, to the extent that the Employee is required to spend substantial time on such matters, the Company shall compensate the Employee at an hourly rate based on the Employee’s Base Salary on the Termination Date.

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7. Intellectual Property Rights. For purposes of this Agreement, "Intellectual Property" means all worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, integrated circuit typographies, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registrable or not). “Works” means any discovery, improvement, invention, innovation, process, topography, code, software, knowhow, recipe, technology, formula, drawing or design, product specification, material and equipment, process and idea development, written word, computer program, and includes any document regardless of the medium.

7.1 Property and Assignment. In consideration of the employment of Employee with the Company, all Works and Intellectual Property, including, without limitation, all Intellectual Property derived of the IP licensed from Salzman Group Pty Ltd to the Company and including any and all information and other written instrument, within the Target Areas which Employee might invent, discover, draft or design during Employee’s employment with Company shall be the exclusive property of Company and Employee hereby assigns any right Employee might have in such Works or any Intellectual Property to Company.

7.2 Restrictions on Use. It is understood that Employee shall not, without Company’s written consent, use the Works or Intellectual Property for Employee’s own personal benefit, commercially exploit them or otherwise grant any license to said Works or Intellectual Property to anyone.

7.3 Employee's Duties. With respect to Works or other Intellectual Property made or designed by Employee during Employee’s employment with the Company, Employee undertakes to:

(a) Promptly disclose and describe such Works and Intellectual Property in writing;

(b) Assign, and does hereby assign, and agree to assign in the future, without further compensation from Company (but at Company’s expense), upon request and in the manner prescribed by the Company, all Employee’s rights, titles and interests in and to said Works and Intellectual Property in any country whatsoever, whether or not such Works and Intellectual Property are subject to patent or to copyright registration. Furthermore, Employee waives and undertakes to waive, as required by Company, any moral right related to the Works and Intellectual Property that might be the subject matter thereof, in favor of Company;

(c) Promptly deliver to Company, upon request and in the manner prescribed by Employer without further compensation (but at Employer's expense), any written documentation relating to the Works and the Intellectual Property and ensure that Employer has all the requisite documents to obtain, maintain and transfer all rights, titles and interests relating to the Works and the Intellectual Property to Company; and provide any and all help or assistance required by Company to enable it or any Person designated by it to protect or exploit said Works and Intellectual Property in any country whatsoever.

8. Governing Law: Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws principles of any jurisdiction). Any litigation arising in connection with or related to this Agreement or any of the subject hereof shall be tried solely by and in the United States District Court for Southern District of New York, provided that, if such litigation shall not be permitted to be tried by such court, then such litigation shall be held solely in a state court of New York sitting in New York City. Each party hereto irrevocably consents to and confers personal jurisdiction on the United States District Court for the Southern District of New York, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of New York sitting in New York city, and expressly waives any objection to the venue of such court, as the case may be and any argument that any case filed should be transferred to a more convenient forum.

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9. Entire Agreement. Unless specifically provided herein, this Agreement contain all the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can, in prior written notice, be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the CEO of the Company. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11. Severability. The Parties agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties further agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

12. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14. Notification to Subsequent Employer. When the Employee’s employment with the Company terminates, the Employee agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Employee will also deliver a copy of such notice to the Company before or promptly after the Employee commences employment with any subsequent employer. In addition, the Employee authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third Parties, including but not limited to, the Employee’s subsequent, anticipated, or possible future employer, but only on at least five (5) days prior notice to the Employee.

15. Successors and Assigns. This Agreement is personal to the Employee and may not be assigned by the Employee. Any purported assignment by the Employee shall be null and void from the initial date of the purported assignment. Except as otherwise set forth above, the Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

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16. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or by overnight carrier to the Parties at the addresses set forth below (or such other addresses as specified by the Parties by like notice):

If to Company:

Innovation1 Biotech Inc.

40 Wall Street, Suite 2701

New York, NY 10005

If to Employee:

Dr. Andrew Salzman

8 Solviva Road

West Tisbury, MA 02575-1626

17. Representations of the Employee. The Employee represents and warrants to the Company that: (a) the Employee’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound; and (b) the Employee’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any nonsolicitation, non-competition, or other similar covenant or agreement of a prior employer.

18. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

19. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the Parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Agreement.

20. Acknowledgement of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

21. Compliance with Section 409A.

20.1 General. It is the intention of both the Company and the Employee that the benefits and rights to which the Employee is entitled pursuant to this Agreement are either exempt from, or comply with, Section 409A, and this Agreement shall be interpreted and construed in a manner consistent with that intention. If the Employee or Company believes, at any time, that any such benefit or right is not either exempt from, or compliant with, Section 409A, it shall promptly advise the other, in which event the Company and the Employee shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that the benefits or rights, as amended, are either exempt from, or comply with, Section 409A (with the most limited possible economic effect on the Employee and on the Company).

20.2 Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Employee’s employment shall be made unless and until the Employee incurs a “separation from service” within the meaning of Section 409A.

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20.3 No Acceleration of Payment. Neither the Company nor the Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

20.4 Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

20.5 Reimbursement or In-Kind Benefits. To the extent any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee as specified under this Agreement, constitutes nonqualified deferred compensation (within the meaning of Section 409A), such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

20.6 Delay of Payments if the Employee is a Specified Employee. Any payment otherwise required to be made hereunder to the Employee at any date as a result of the termination of the Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Delay Period”). On the first business day following the expiration of the Delay Period, the Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Innovation1 Biotech Inc., a Nevada corporation

By:	/s/ Jeffrey Kraws
Name:	Jeffrey Kraws
Title:	CEO

EMPLOYEE:

By:	/s/ Dr. Andrew Salzman
Name:	Dr. Andrew Salzman

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